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                                                                  EXHIBIT (a)(4)



                              ASSET MANAGEMENT FUND

              Written Instrument Amending the Declaration of Trust

         The undersigned, the Trustees of the Asset Management Fund (the "Trust"), a business trust organized pursuant to a Declaration of Trust dated July 22, 1999 (the "Declaration of Trust"), pursuant to Section 9.3 of Article IX of the Declaration of Trust, do hereby amend the Declaration of Trust effective as of March 1, 2002 by deleting Section 6.2(a) of Article VI in its entirety and replacing it with the following:

                  "(a) Without limiting the authority of the Trustees set forth in Section 6.2(b) to establish and designate any further series, the Trustees hereby establish and designate six series, as follows:

                  Money Market Fund

                  Ultra Short Fund

                  Adjustable Rate Mortgage (ARM) Fund

                  Short U.S. Government Fund

                  Intermediate Mortgage Fund

                  U.S. Government Mortgage Fund

                  The provisions of this Article VI shall be applicable effective as of March 1, 2002 to the above designated series and any further series that may from time to time be established and designated by the Trustees as provided in Section 6.2(b)."

         IN WITNESS WHEREOF, the undersigned have this 17th day of January, 2002 signed these presents.

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Richard M. Amis                           Gerald J. Levy

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Arthur G. DeRusso                         Rodger D. Shay

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David F. Holland